Exhibit 23.2

                         Independent Auditors' Consent

The Board of Directors
Integrated Information Systems, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-101450, No. 333-32856 and No. 333-32858) filed on Form S-8 of Integrated
Information Systems, Inc. of our report dated February 15, 2002, relating to the consolidated balance sheet of Integrated Information Systems, Inc. and subsidiary as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the two-year period ended December 31, 2001, which report appears in the 2002 Form 10-K of Integrated Information Systems, Inc.

Our report dated February 15, 2002 Contains an explanatory paragraph that states that the Company has suffered negative cash flows from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report dated February 15, 2002 refers to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and certain provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.


/s/ KPMG LLP
----------------
KPMG LLP

Phoenix, Arizona
April 7, 2003